EXHIBIT 5.1

GREENBERG TRAURIG, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, New York 10166

August 20, 2009

Juhl Wind, Inc.
996 190th Avenue
Woodstock, Minnesota 56186

Dear Sirs:

We are acting as counsel to Juhl Wind, Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-154617) initially declared effective by the Securities and Exchange Commission on June 24, 2009 ( and, as it may be further amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering (a) 247,900 outstanding shares of the Company’s common stock (the “Shares”), and (b) 1,452,100 shares of common stock issuable upon conversion of the Company’s Series B convertible preferred stock to purchase common stock (the “Preferred Stock”), which are being registered in connection with the proposed sale of the shares of common stock by the selling stockholders listed therein.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that (a) the Shares included in the Registration Statement have been duly authorized, and are legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware and (b) the shares of common stock issuable upon conversion of the Preferred Stock included in the Registration Statement, when so issued upon such conversion in accordance with the terms and conditions of the instruments governing their issuance, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP